Exhibit 99.1
NEWS RELEASE

Monday, April 27, 2009
Contact:	Margaret K. Dorman Chief Financial Officer (281) 443-3370
SMITH INTERNATIONAL, INC. REPORTS
FIRST QUARTER RESULTS
REPORTED RESULTS OF $0.44 INCLUDE AN $0.08 CHARGE PRIMARILY
RELATED TO SEVERANCE AND OTHER COST REDUCTION MEASURES
     HOUSTON, Texas (April 27, 2009)... Smith International, Inc. (NYSE: SII) today announced first quarter earnings of $96.9 million, or $0.44 per diluted share, on revenues of $2.41 billion. The results include a $34.8 million charge, primarily reflecting employee separation costs associated with a 14 percent reduction in North American personnel levels. After excluding the impact of the charge, the Company reported income from continuing operations of $114.5 million, or $0.52 per diluted share.
     Reflecting a sharp decline in drilling activity associated with the global economic slowdown, first quarter 2009 earnings from continuing operations declined 35 percent from the year-ago period in which the Company’s net income totaled $175.0 million, or 87 cents per diluted share. The results compare to fourth quarter 2008 earnings from continuing operations of $218.6 million, or $1.00 per diluted share, which has been adjusted to exclude the impact of a derivative contract-related loss. The sequential quarter earnings deterioration was driven by a 34 percent reduction in North American activity levels and, to a lesser extent, the sale of certain non-core W-H Energy operations which contributed after-tax earnings of $9.6 million, or five cents per diluted share, in the December 2008 period.

     Consolidated revenues were two percent above the prior year period and 21 percent lower on a sequential quarter basis. The revenue growth over the prior year stemmed from the addition of the W-H Energy operations which masked the decline in North American business volumes. From a pro forma perspective, revenues were seven percent below the March 2008 period — comparing favorably to the 16 percent reduction in related activity levels. Sequentially, the majority of the revenue decline was concentrated in North America driven by weakened demand for line pipe and other tubular products, reduced sales in the Distribution segment’s upstream customer base and lower volumes and pricing across a number of oilfield-related product and service offerings. Revenues outside North America decreased nine percent from the December period influenced by reduced sales volumes in the Former Soviet Union (“FSU”) and, to a lesser extent, a decline in offshore activity levels in the North Sea region.
     Commenting on the results, Chief Executive Officer, John Yearwood stated, “We believe the North American business environment will continue to be challenging until natural gas fundamentals support more favorable commodity prices for our customers. With this in mind, we have responded quickly to the unprecedented rate of decline in drilling activity by reducing our workforce, minimizing discretionary spending, re-negotiating product input pricing and eliminating non-essential capital investment while successfully expanding our capabilities to provide performance-focused drilling solutions. We believe fundamentals should improve over the coming quarters, which provide a favorable long-term outlook for our industry — and our business in particular — as customers seek to enhance the value of their upstream spending programs.”
     Margaret Dorman, Chief Financial Officer, added, “We’re pleased with the overall operating results, especially after considering the severe contraction in global activity levels experienced during the quarter. Adjusted operating margins for our oilfield operations declined to 15.5 percent in the period — 370 basis points below the December quarter reflecting sequential decremental margins of 36 percent. The financial position of the Company improved during the quarter, reflecting the successful refinancing of the W-H bridge loan borrowings and continuing focus on working capital management.”

     The M-I SWACO segment’s first quarter revenues totaled $1.16 billion, 11 percent below the December 2008 quarter and six percent lower on a year-on-year basis. Deepwater revenue volumes, which grew nine percent over the December period influenced by increased demand for premium fluid offerings in the Latin America region, impacted the sequential revenue comparison. On a sequential quarter basis, reduced activity in several key land-based markets, including the United States and the Former Soviet Union, combined with seasonal weakness in the North Sea contributed to the period-to-period decline.
     Smith Oilfield segment revenues were $682.4 million for the three months ended March 2009 — 29 percent lower on a sequential quarter basis and, due to the addition of the W-H operations, 19 percent above the amounts reported in the prior year period. The sequential revenue decline was concentrated in the North American market impacted by the 34 percent reduction in activity levels and the sale of certain W-H business operations. Excluding the impact of the divested operations, revenues declined 22 percent on a sequential quarter basis. The period-to-period decline reflects lower drill bit volumes, reduced demand for directional, tubular and other downhole service offerings as well as modest pricing erosion in the U.S. market.
     The Distribution segment reported revenues of $569.7 million for the first quarter of 2009, a 28 percent decrease from the December period and comparable with the prior year quarter. The sequential revenue decline was reported in the North American energy sector operations reflecting reduced upstream capital project spending for line pipe products and associated pricing weakness. Additionally, energy sector sales volumes were adversely impacted by the drop in North American completion activity during the quarter resulting in lower customer spending for maintenance, repair and operating (“MRO”) supplies.
      Smith International, Inc. is one of the largest global providers of products and services used by operators during the drilling, completion and production phases of oil and natural gas development activities. The Company will host a conference call today beginning at 10:00 a.m. Central to review the quarterly results. Participants may join the conference call by dialing (800) 233-1182 and requesting the Smith International call hosted by John Yearwood. A replay of the conference call will also be available through Monday, May 4, 2009, by dialing (888) 843-8996 and entering conference call identification number 24232560.
     Certain comments contained in this news release and today’s scheduled conference call concerning among other things, our outlook, financial projections and business strategies of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “project,” “should” and similar terms. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products and services, general economic and business conditions, the level of oil and natural gas exploration and development activities, global economic growth and activity, political stability of oil-producing countries, finding and development costs of operations, decline and depletion rates for oil and natural gas wells, seasonal weather conditions, industry conditions, and changes in laws or regulations, many of which are beyond the control of the Company. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 and other filings of the Company with the Securities and Exchange Commission.
     Non-GAAP Financial Measures. The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in this press release and in the scheduled conference call could be considered non-GAAP measures. See the Supplementary Data — Schedule III in this release for the corresponding reconciliations to GAAP financial measures for the three-month periods ended March 31, 2009 and 2008 and the three-month period ended December 31, 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.
     Financial highlights follow:

SMITH INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008

Revenues	$2,411,479	$2,370,998	$3,056,371

Costs and expenses:
Costs of revenues	1,719,177	1,589,514	2,123,189
Selling, general and administrative expenses	450,624	402,677	502,425

Total costs and expenses	2,169,801	1,992,191	2,625,614

Operating income	241,678	378,807	430,757

Interest expense	27,524	16,301	33,051
Interest income	(358)	(896)	(994)

Income before income taxes and noncontrolling interests	214,512	363,402	398,700
Income tax provision	70,318	117,291	130,281

Net income	144,194	246,111	268,419

Noncontrolling interests in net income of subsidiaries	47,259	71,120	69,242

Net income attributable to Smith	$96,935	$174,991	$199,177

Earnings per share attributable to Smith:
Basic	$0.44	$0.87	$0.91

Diluted	$0.44	$0.87	$0.91

Weighted average shares outstanding:
Basic	219,201	200,808	218,853

Diluted	219,603	201,942	219,687

SMITH INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008

Current Assets:
Cash and cash equivalents	$201,509	$162,508
Receivables, net	2,088,837	2,253,477
Inventories, net	2,291,600	2,367,166
Other current assets	240,670	303,233

Total current assets	4,822,616	5,086,384

Property, Plant and Equipment, net	1,850,724	1,844,036

Goodwill and Other Assets	3,897,802	3,885,804

Total assets	$10,571,142	$10,816,224

Current Liabilities:
Short-term borrowings	$365,377	$1,366,296
Accounts payable	771,225	979,000
Other current liabilities	433,157	588,136

Total current liabilities	1,569,759	2,933,432

Long-Term Debt	2,375,720	1,440,525

Other Long-Term Liabilities	617,285	581,958

Stockholders’ Equity(a)	6,008,378	5,860,309

Total liabilities and stockholders’ equity	$10,571,142	$10,816,224

NOTE (a): Due to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, cumulative undistributed earnings related to noncontrolling interests in consolidated subsidiaries (formerly referred to as minority interests) is now reflected as a component of stockholders’ equity. The December 31, 2008 information has also been recast to reflect the adoption of SFAS No. 160.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE I
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008

REVENUE DATA

Consolidated:
United States	$1,089,540	$1,012,679	$1,586,913
Canada	192,284	234,425	227,989

North America	1,281,824	1,247,104	1,814,902

Latin America	276,107	226,977	255,203
Europe/Africa	539,815	596,492	630,233
Middle East/Asia	313,733	300,425	356,033

Non-North America	1,129,655	1,123,894	1,241,469

Total	$2,411,479	$2,370,998	$3,056,371

Non-Distribution:

North America	$736,234	$709,283	$1,049,465

Latin America	270,565	220,281	248,952
Europe/Africa	528,728	580,189	614,825
Middle East/Asia	306,210	293,174	348,958

Non-North America	1,105,503	1,093,644	1,212,735

Total	$1,841,737	$1,802,927	$2,262,200

SEGMENT DATA(b)

Revenues:
M-I SWACO	$1,159,337	$1,228,429	$1,304,883
Smith Oilfield	682,400	574,498	957,317

Subtotal	1,841,737	1,802,927	2,262,200

Distribution	569,742	568,071	794,171

Total	$2,411,479	$2,370,998	$3,056,371

Operating Income:
M-I SWACO	$147,508	$207,798	$202,539
Smith Oilfield	105,765	163,006	232,788

Subtotal	253,273	370,804	435,327

Distribution	15,521	29,884	52,042

General corporate	(27,116)	(21,881)	(56,612)

Total	$241,678	$378,807	$430,757

NOTE (b): During 2008, the Company revised its segment reporting in connection with the inclusion of the W-H Energy Services operations to reflect three segments: M-I SWACO, Smith Oilfield and Distribution. In connection with this change, the Company no longer allocates corporate costs to the operating segments. All periods shown have been recast to conform to the current segment reporting structure.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE II
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008

OTHER DATA(c)

Operating Income:
Smith ownership interest	$180,264	$292,470	$345,273
Noncontrolling ownership interest	61,414	86,337	85,484

Total	$241,678	$378,807	$430,757

Depreciation and Amortization:
Smith ownership interest	$78,434	$40,477	$76,432
Noncontrolling ownership interest	12,661	12,124	13,263

Total	$91,095	$52,601	$89,695

Gross Capital Spending:
Smith ownership interest	$85,762	$57,731	$145,036
Noncontrolling ownership interest	11,339	16,299	30,025

Total	$97,101	$74,030	$175,061

Net Capital Spending(d):
Smith ownership interest	$64,429	$44,655	$117,927
Noncontrolling ownership interest	10,275	15,001	29,106

Total	$74,704	$59,656	$147,033

NOTE (c): The Company derives a significant portion of its revenues and earnings from M-I SWACO and other majority-owned operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been separated between the Company’s portion and the noncontrolling interests’ portion in order to aid in analyzing the Company’s financial results.
NOTE (d): Net capital spending reflects the impact of proceeds from lost-in-hole and fixed asset equipment sales.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE III
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Operating Income			Diluted Earnings per Share
	Three Months Ended			Three Months Ended
	March 31,		December 31,	March 31,		December 31,
	2009	2008	2008	2009	2008	2008

GAAP Consolidated Basis	$241,678	$378,807	$430,757	$0.44	$0.87	$0.91

M-I SWACO:
Employee severance-related costs	18,009	—	—	0.03	—	—
Facility closure-related costs	1,292	—	—	*	—	—

Smith Oilfield:
Employee severance-related costs	12,359	—	—	0.04	—	—

Distribution:
Employee severance-related costs	651	—	—	*	—	—

General Corporate:
Derivative contract-related loss	2,481	—	29,881	0.01	—	0.09

Non-GAAP Consolidated Basis	$276,470	$378,807	$460,638	$0.52	$0.87	$1.00

*	Not meaningful